UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2010

Asset Acceptance Capital Corp.

(Exact name of Registrant as specified in its charter)

Delaware	000-50552	80-0076779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28405 Van Dyke Avenue

Warren, MI 48093

(Address of principal executive offices)

Registrant’s telephone number, including area code: (586) 939-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

In order to shed underperforming operations and to become more efficient, the Company committed on October 4, 2010 to close its Chicago, Illinois collections office. Once substantially completed, the closing of the office will reduce the Company’s operating expenses by approximately $2.0 million per year.

In connection with closing the Chicago collections office, the Company will incur approximately $1.1 million in restructuring charges. Restructuring charges include employee termination benefits of approximately $0.5 million, contract termination costs of approximately $0.4 million for the remaining lease payments on the Chicago, Illinois office, accelerated depreciation of $0.1 million and other exit costs of approximately $0.1 million. The employee termination benefits, contract termination costs and other exit costs will require the outlay of cash of approximately $1.0 million, while the accelerated depreciation of $0.1 million represents non-cash charges.

These actions are expected to be substantially complete by December 31, 2010.

The estimated amounts concerning the anticipated costs, accounting charges and annual cost savings constitute forward-looking statements and are based on management’s expectations and beliefs concerning future events affecting the Company. The actual costs, accounting charges and savings resulting from these events may differ from what has been estimated.

Item 9.01.	Financial Statements and Exhibits.

The following exhibits are furnished herewith:

Exhibit Number	Exhibit Description

99.1	Press Release dated October 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 4, 2010	Asset Acceptance Capital Corp.

	By:	/S/ E.L. HERBERT
	Name:	E.L. Herbert
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 4, 2010

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